March 13, 2001

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

We have read Paragraph (a)(1) of Item 4 included in the Form 8-k dated February 20, 2001 of N-Vision Technology, Inc. filed with the Securities and Exchange Commission. We are in agreement with the statements contained therein insofar as they relate to our former client-auditor relationship with Ponder Industries, Inc., except that our records do not indicate that a copy of the Form 8-K file on February 21, 2001 was provided to us, we are unable to confirm if our dismissal was approved by N-Vision Technology, Inc.'s board of directors, the reports referenced in (a)(1)(ii) relate to our reports on Ponder Industries, Inc. and the reference to our firm in 4(a)(1)(iv) should be to "Andersen". With respect to the matter described in paragraph 2(c) of Item 4, our records do not indicate that a copy of the referenced disclosure was provided to us.

Very truly yours,

/s/ Arthur Andersen LLP


Copy to:
Joseph T. Kaminski
Chief Executive Officer
N-Vision Technology, Inc (formerly Ponder Industries, Inc.)